Exhibit 5.3

September 21, 2015

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Ladies and Gentlemen:

We have acted as special Missouri counsel to Schultz Company, a Missouri corporation (the “Company”), in connection with a Registration Statement on Form S-4 relating to Spectrum Brands, Inc.’s offer to exchange (the “Exchange Offer”) (i) up to $250,000,000 aggregate principal amount of its 6.125% Senior Notes due 2024 and related guarantees, which were issued pursuant to that certain Indenture dated December 4, 2014 (the “Initial 2024 Notes Indenture”) among Spectrum Brands, Inc., a Delaware corporation (the “Issuer”), U.S. Bank National Association, as trustee (the “Trustee”), and the guarantors party thereto, including, without limitation, the Company, as supplemented by the Supplemental Indenture dated February 24, 2015, and as further supplemented by the Supplemental Indenture dated June 23, 2015 (collectively, the “2024 Notes Supplemental Indentures”) and (ii) up to $1,000,000,000 aggregate principal amount of its 5.750% Senior Notes due 2025 and related guarantees, which were issued pursuant to that certain Indenture dated May 20, 2015 (the “Initial 2025 Notes Indenture” and, together with the Initial 2024 Notes Indenture, the “Initial Indentures”) among the Issuer, the Trustee and the guarantors party thereto, including, without limitation, the Company, as supplemented by the Supplemental Indenture dated June 23, 2015 (the “2025 Notes Supplemental Indenture” and, together with the 2024 Notes Supplemental Indentures, the “Supplemental Indentures”), for a like and corresponding amount of its 2024 exchange notes and 2025 exchange notes, as applicable (collectively, the “Exchange Notes”), and related guarantees, including the guarantee by the Company of the Issuer’s obligations under the Exchange Notes (collectively, the “Note Guarantees”). Capitalized terms defined in the Registration Statement (as hereinafter defined) and used (but not otherwise defined) herein are used herein as so defined. This opinion is being delivered to you pursuant to the terms of the Exchange Offer.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed, photographic, facsimile or electronic copies of the following:

(a)	the registration statement on Form S-4 of Spectrum Brands, Inc., filed with the Securities and Exchange Commission (“SEC”) on September 21, 2015 (the “Registration Statement”);

(b)	an executed copy of each of the Initial Indentures;

(c)	an executed copy of each of the Supplemental Indentures;

(d)	an executed copy of each of the Registration Rights Agreements;

(e)	the initial notes (including the guarantees endorsed thereto);

(f)	the forms of Exchange Notes;

(g)	the Note Guarantees (as defined in each respective Indenture) of the Company;

(h)	the Omnibus Officer’s Certificate dated as of September 21, 2015 executed by Nathan E. Fagre, Vice President of the Company (the “Back-Up Certificate”);

(i)	a copy of the Amended and Restated Articles of Incorporation of the Company, certified as of December 4, 2014 by the Secretary of State of the State of Missouri (the “Articles of Incorporation”) attached to the Back-Up Certificate as Exhibit A;

(j)	a copy of certain resolutions of the Board of Directors of the Company, adopted on December 1, 2014 and May 14, 2015, attached to the Back-Up Certificate as Exhibit C;

(k)	a copy of the By-laws of the Company (collectively with the Articles of Incorporation, the “Organizational Documents”), attached to the Back-Up Certificate as Exhibit B; and

(l)	a certificate dated September 14, 2015 from the Secretary of State of the State of Missouri as to the good standing of the Company in the State of Missouri (the “Missouri Certificate”);

Items lettered (b), (c), (f) and (g) above are collectively referred to herein as the “Transaction Documents”.

We have also examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed herein, we have assumed, without independent investigation but with your permission: (i) that each person who, as an officer or authorized signatory of the Company, signed any Transaction Document or any other document delivered in connection with the Transaction Documents, was duly elected or appointed, qualified and acting as such officer or authorized signatory at the respective times of the signing and delivery thereof; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the originals of all documents submitted to us as copies, whether certified, conformed, photographic, facsimile or electronic, and the authenticity of the originals of such documents; (v) the legal capacity of all natural persons executing documents; (vi) that except for the Transaction Documents, there are no agreements or undertakings to which the Company, on the one hand, and the Issuer and/or the Trustee, on the other hand, are parties which would have an effect on the opinions expressed herein; and (vii) that all certificates and facsimile, electronic and telephonic confirmations given by public officials have been properly given and are accurate.

We are opining herein as to the effect on the subject transaction only of the substantive laws of the State of Missouri, and we express no opinion with respect to (a) the applicability to such transaction, or the effect on such transaction, of any other laws, or (b) any matters of municipal law or the laws of any other local agencies within the State of Missouri.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Missouri.

2. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

3. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Company.

4. The execution and delivery by the Company of the Transaction Documents to which it is a party and the performance by the Company of its obligations thereunder, each in accordance with its terms, will not conflict with or violate (i) any of the terms, conditions or provisions of the Company’s Organizational Documents or (ii) any Missouri law or regulation (other than Missouri securities or blue sky laws, as to which we express no opinion in this paragraph).

5. No approval, consent, exemption, authorization, waiver, license or other action by, or notice to, or filing with, any Missouri court or Missouri governmental authority is necessary or required in connection with the execution and delivery by the Company of the Transaction Documents to which it is a party and the performance by the Company of its obligations thereunder.

6. The Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company.

In rendering the opinions set forth in paragraph 1 above with respect to the valid existence and good standing of the Companies, we have relied solely upon the Missouri Certificate.

This opinion letter is rendered to you in connection with the Exchange Offer. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson Coburn LLP
THOMPSON COBURN LLP